SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 9, 2010

Date of Report (date of earliest event reported)

Copart, Inc.

(Exact name of Registrant as specified in its charter)

California	0-23255	94-2867490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4665 Business Center Drive
Fairfield, California 94534

(Address of principal executive offices)

(707) 639-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2010, the compensation committee of our board of directors approved an amendment to outstanding stock option agreements between us and Willis J. Johnson, the chairman of the board of directors.  The amendment permits Mr. Johnson to exercise the following outstanding options on a net issuance basis by surrendering a number of shares of our common stock with a fair market value equal to the applicable exercise price and to satisfy any tax withholding obligations that arise upon exercise of the options by having us withhold a number of exercised shares sufficient to pay the minimum tax withholding obligations:

Grant Date	Stock Plan	Number of Shares†	Exercise Price Per Share†

June 6, 2001	1992 Stock Option Plan	150,000	$16.93
October 21, 2002	2001 Stock Option Plan	100,000	$10.99
August 19, 2003	2001 Stock Option Plan	100,000	$8.80

† As adjusted for stock splits since the grant date.

Section 8 – Other Events.

Item 8.01 Other Events

On June 10, 2010, Mr. Johnson executed the amendment referenced in Item 5.02 above, and immediately exercised the referenced options in full. We issued to Mr. Johnson a net total of 121,251 shares of our common stock upon the exercises.  In calculating the fair market value of our common stock for purposes of the net issuance, we used the closing price of our stock on the Nasdaq Global Select Market on June 10, 2010, which was $36.76.

In addition, on June 9, 2010, the independent members of the board of directors (including our audit committee and compensation committee) approved the repurchase by us of shares issued to Mr. Johnson as a result of the exercise of the options identified above.  This repurchase was made in connection with our previously announced stock repurchase program.  On June 10, 2010, we repurchased an aggregate of 121,251 shares of our common stock from Mr. Johnson for an aggregate purchase price of $4,457,186.76 (based on the closing sales price of our common stock in trading on the Nasdaq Global Select Market on June 10, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2010	COPART, INC.

	By:	/s/ Paul A. Styer
Paul A. Styer
Senior Vice President, General Counsel and Secretary